Exhibit 99

Press Release Source: Internet America, Inc. On Wednesday March 17, 2010, 12:46 pm

HOUSTON--Internet America, Inc. (OTCBB: GEEK: GEEK - News), a Houston-based provider of Internet access services announced today that Jennifer LeBlanc, Chief Financial and Accounting Officer is leaving the Company to pursue an opportunity with a professional services firm, effective March 31, 2010.

William E. (Billy) Ladin, Chairman and Chief Executive Officer of Internet America, said, “We have enjoyed working with Jennifer. While we will miss her, the existing accounting staff has the qualifications and experience to continue timely and accurate financials and the company plans to continue using outside consultants to bolster our CFO functions. During her employment at Internet America, we have implemented systems controls and efficiencies that have helped the company become a leaner, more efficient organization. We wish her well.”

Ms. LeBlanc commented, “The Company has great systems to guide it and strong people to manage it. I have enjoyed working with all of the Internet America’s talented staff. In leaving, I move on to work with other public companies that need SEC reporting expertise or additional leadership to improve finance operations.”

Ms. LeBlanc joined the Company in January 2006 as Chief Financial and Accounting Officer and Secretary. Prior to joining the Company, Ms. LeBlanc spent 10 years in accounting advisory and audit services for Big 4 and national certified public accounting firms.

Internet America is a leading Internet service provider serving the Texas market. Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax-2-Email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at http://www.internetamerica.com